Exhibit 10.2

http://www.datadoghq.com
    1140 Broadway, Suite 501
New York, NY 10001

May 4, 2012
Attn: Amit Agarwal
[home address]
Dear Amit:
Datadog, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your initial title will be Vice President of Product, and you will initially report to the Company’s CEO. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. The Company will pay you a starting salary at the rate of $110,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.Stock Options.
•Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted an option to purchase 188,272 shares of the Company's Common Stock (the "Option"). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company's 2011 Stock Options and Grant Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

•In the event that (i) a "Change of Control" (as defined herein) occurs and (ii) within 12 months following such Change of Control your employment is terminated without "cause" (as defined below) or you terminate your employment for "Good Reason", then vesting of your remaining unvested options will be accelerated by one year, and up to 25% of your grant will immediately become vested. "Good Reason" means the occurrence of any of the following events: (a) a substantial adverse change in the nature or scope of your responsibilities, authority, powers, functions or duties within or to the Company; (b) a material reduction in your annual base salary from the base salary in effect immediately prior to such Change of Control; or (c) a substantial reduction in benefits other than across-the-board benefit reductions similarly affecting all or substantially all management employees of the Company; or (d) you are required to relocate to offices more than fifty (50) miles from your principal place of business immediately prior to such Change of Control.
•For the purpose of this letter, "Change in Control" shall mean the occurrence of any of the following events: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. Equity financings, public offerings and/or administrative reorganizations and recapitalizations will not constitute a "Change of Control" hereunder.
•In the event that an equity financing event occurs in the 9 months following your start with the company, you may be granted additional options to keep your total of granted options in aggregate to a minimum of 2% of outstanding company shares at the time of closing of said financing event. This grant will be subject to the approval of the company's Board of Directors or its Compensation committee. The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company's 2011 Stock Options and Grant Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. The start of the continuous service vesting period for this second grant will be your initial start date with the company.

5.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
6.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
7.Tax Matters.
(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
8.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.
* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer shall apply to any. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. The terms of this offer will expire on 5/11/2012, and will apply to any work performed for Datadog as of 4/30/2012.
If you have any questions, please call me at [phone number].

Very truly yours,
Datadog, Inc.
 /s/ Olivier Pomel
Olivier Pomel
Chief Executive Officer
I have read and accept this employment offer:
    /s/ Amit Agarwal
Signature of Employee
Printed Name: Amit Agarwal
Dated:     5.01.2012